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Filed Pursuant to Rule 424(b)(2)
File No. 333-190402

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 10, 2015

Preliminary prospectus supplement
(To Prospectus dated August 6, 2013)

Affiliated Managers Group, Inc.

$

            % Senior Notes due 2025

                 We are offering $                        principal amount of        % senior notes due 2025, which we refer to in this prospectus supplement as the notes.

                 We will pay interest on the notes on                              and                               of each year, beginning                        , 2015. The notes will be issued only in registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The notes will mature on                , 2025.

                 We may redeem the notes, in whole or in part, at any time and from time to time at the redemption price described under "Description of Notes—Optional Redemption of Notes." If a change of control repurchase event occurs, we may be required to offer to purchase the notes from the holders as described in this prospectus supplement under the heading "Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

                 We do not intend to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. Currently, there is no public market for the notes.

                 The notes will be unsecured and will rank equally with all our other unsecured indebtedness from time to time outstanding. The notes will be structurally subordinated to all future and existing obligations of our subsidiaries and will be effectively subordinated to any secured debt we incur to the extent of the collateral securing such indebtedness.

                 See "Risk Factors" beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the notes.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds to us, before expenses(1)
Per note	$	$	$
Total	$	$	$

(1)
Plus accrued interest from                        , 2015 if settlement occurs after that date.

                 The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company ("DTC") and its participants, including Euroclear Bank, S.A./N.V. ("Euroclear") and Clearstream Banking, societé anonyme ("Clearstream") on or about                         , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Deutsche Bank Securities	MUFG	RBC Capital Markets	Wells Fargo Securities

February     , 2015

              You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the Securities and Exchange Commission (the "SEC"). We have not, and the underwriters have not, authorized anyone to provide you with different information. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the SEC is accurate as of any date other than the date of the applicable document. Our businesses, financial condition, results of operations, liquidity, cash flows and prospects might have changed since those dates.

Prospectus Supplement

About this Prospectus Supplement

              This document consists of two parts. The first part is the prospectus supplement, which describes specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference into this prospectus supplement and the accompanying prospectus will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both the prospectus supplement, the accompanying prospectus and the information incorporated by reference therein.

              You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

              Unless otherwise indicated or unless the context requires otherwise, when we refer to "AMG," "Company," "we," "our," and "us" in this prospectus supplement and the accompanying prospectus, we mean Affiliated Managers Group, Inc., and not our Affiliates (as defined herein) or subsidiaries. When we refer to "you" or "yours," we mean the holders of the notes offered hereby.

Cautionary Note Regarding Forward-Looking Statements

              This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference include or may include statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You can identify forward-looking statements by the use of the words "believe," "expect," "estimate," "intend," "assume," "project" and other similar expressions that predict or indicate future events and trends and that do not relate strictly to historical matters. These statements include, among other things, statements about our intent, belief or expectations with respect to:

  •
  potential investments in new or existing investment management firms, or the closing of investments that have been announced;

  •
  the availability of debt and equity financing to fund these investments;

  •
  future borrowings under our revolving credit facility;

  •
  interest rates and hedging contracts;

  •
  the impact of new accounting policies;

  •
  our competition and our Affiliates' competition;

  •
  changing conditions in the financial and securities markets; and

  •
  general economic conditions.

              The future results or outcome of the matters described in any of these statements are uncertain, and they merely reflect our current expectations and estimates. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the factors described in the "Risk Factors" section hereof or in our most recent annual report on Form 10-K and any quarterly report on Form 10-Q filed thereafter as well as the following:

  •
  changes in the securities or financial markets or in general economic conditions;

  •
  the failure to receive regular distributions from our Affiliates;

  •
  the availability of equity and debt financing;

  •
  competition for acquisitions of interests in investment management firms;

  •
  our ability to complete acquisitions;

  •
  the investment performance of our Affiliates and their ability to effectively market their investment strategies; and

  •
  changes in the regulatory landscape.

              You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

              We caution you that, while forward-looking statements reflect our current estimates and beliefs, they are not guarantees of future performance. We do not undertake to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Prospectus Supplement Summary

              This summary highlights selected information contained or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference.

              We are a global, diversified asset management company with equity investments in a diverse group of boutique investment management firms, which we refer to as our "Affiliates." We pursue a growth strategy designed to generate shareholder value through the internal growth of our existing business, additional investments in boutique investment management firms and strategic transactions and relationships structured to enhance our Affiliates' businesses and growth prospects.

              We hold meaningful equity interests in each of our Affiliates. The remaining equity interests are retained by management of the Affiliate and enable management to continue to participate in the Affiliate's success, thereby providing incentives to focus on long-term future growth. Our investment approach provides a degree of liquidity and diversification to principal owners of boutique investment management firms, and also addresses the succession and ownership transition issues facing many founders and principal owners. Our partnership approach also ensures that our Affiliates maintain operational autonomy in managing their businesses, thereby preserving the Affiliates' entrepreneurial culture and independence. In particular, our structures are designed to:

  •
  maintain and enhance Affiliate management equity incentives directly in their own firms;

  •
  preserve each Affiliate's distinct culture, investment focus and operational autonomy; and

  •
  provide Affiliates with access to the resources and scale of a global asset management company in areas such as global distribution, operations, compliance and technology.

              Although we invest in boutique investment management firms that we anticipate will grow independently and without our assistance, we are committed to helping Affiliates identify opportunities for growth and leverage the benefits of economies of scale.

              We believe that substantial opportunities to make investments in additional high-quality boutique investment management firms will continue to arise as their founders seek to institutionalize their businesses through broader equity ownership, or approach retirement age and begin to plan for succession. We identify the highest quality boutiques based on our thorough understanding of the asset management industry and have developed long-term relationships with a significant number of these firms. Within our target universe, we seek the strongest and most stable boutiques with the best growth prospects, especially with respect to the growth potential for their product area(s) of focus such as global and emerging markets equities and alternative strategies. These companies are typically characterized by a strong multi-generational management team, focused investment discipline and entrepreneurial culture, with a commitment to building longer-term success and a diverse set of products sold across multiple distribution channels. We are focused on investing in the highest quality boutique investment management firms globally, including traditional, alternative and wealth management firms, specializing in an array of investment styles and asset classes. We anticipate that we will have significant additional investment opportunities across the global asset management industry, most often in independent boutique investment management firms but also including the potential for investments resulting from subsidiary divestitures, secondary sales and other special situations.

              As of September 30, 2014, we manage $599.5 billion in assets through our Affiliates ($617.0 billion including our investment in Veritas Asset Management LLP in October 2014) across a broad range of asset classes and investment styles in three principal distribution channels: Institutional, Mutual Fund and High Net Worth. In December 2014, we announced and closed an additional investment in AQR Capital Management, LLC, an Affiliate since 2004.

 The Offering

              The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled "Description of Notes."

Issuer	Affiliated Managers Group, Inc.
Notes Offered	$ million aggregate principal amount of % senior notes due 2025.
Maturity	, 2025.
Interest	Interest on the notes will accrue from , 2015 on the notes at the rate of % per year, and will be payable in cash on and of each year, commencing , 2015. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Ranking	The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated obligations. The notes will be structurally subordinated to all future and existing obligations of our subsidiaries and will be effectively subordinated to any secured debt we incur to the extent of the collateral securing such indebtedness.
Our total indebtedness as of September 30, 2014 was $1,289.3 million.
Offer to Repurchase	If we experience a change of control, as defined herein, and in connection therewith the notes are downgraded below investment grade by both of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, we must offer to repurchase all the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."
Optional Redemption	At any time prior to the maturity date of the notes, we may redeem all or a portion of the notes at a "make-whole" redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the remaining principal and interest payments on the notes being redeemed (excluding accrued but unpaid interest to, but not including, the redemption date) discounted to their present value as of the redemption date at the applicable Treasury Rate plus basis points. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to, but not including, the redemption date. For more detailed information on the calculation of the redemption price, see "Description of Notes—Optional Redemption of Notes."
Certain Covenants	We will issue the notes under an indenture that will, among other things, limit our ability to consolidate, merge or sell all or substantially all of our assets. These limitations will be subject to a number of important qualifications and exceptions. See "Description of Notes."

Further Issuances	From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date, issue price and, in some cases, the first interest payment date) as the notes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of debt securities under the indenture.
Use of Proceeds	The net proceeds of this offering are estimated to be $ million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to repay a portion of currently outstanding indebtedness under our revolving credit facility. The remaining portion of the net proceeds will be used for other general corporate purposes. See "Use of Proceeds" in this prospectus supplement.
Form and Denomination	The notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC's nominee.
No Prior Market	The notes are new issues of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.
No Listing	We do not intend to apply for listing of the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.
Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.
Trustee	U.S. Bank National Association.
Risk Factors	Investing in the notes involves risk. See "Risk Factors" and the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.
Conflicts of Interest	Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of the offering through the repayment of outstanding amounts under such revolving credit facility. Such underwriter is deemed to have a "conflict of interest" within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and this offering will therefore be conducted in accordance with FINRA Rule 5121. See "Underwriting—Conflicts of Interest."

Ratio of Earnings to Fixed Charges

              Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
Ratio of earnings to fixed charges	4.1x	4.7x	5.5x	5.3x	7.7x	7.6x	10.4x

              For the purpose of computing the ratios of earnings to fixed charges, earnings consists of pre-tax income from continuing operations (before adjustment for non-controlling interests in consolidated subsidiaries) plus fixed charges and as adjusted for distributed income of equity method investees. Fixed charges consists of our reported interest expense (including imputed interest expense but excluding contingent payment obligation adjustments) plus the portion of rental expense deemed to represent interest expense. For the purposes of these calculations, pre-tax income from continuing operations for the years ended December 31, 2011 and December 31, 2012 exclude the effects of reductions in the carrying value of an indefinite-lived intangible asset and contingent payment obligation adjustments. Had these amounts not been excluded, the ratio of earnings to fixed charges for the years ended December 31, 2011 and December 31, 2012 would have been 5.4x and 4.9x, respectively. Pre-tax income from continuing operations for the year ended December 31, 2013 and the nine months ended September 30, 2013 exclude the effects of contingent payment obligation adjustments. Had these amounts not been excluded, the ratio of earnings to fixed charges for the year ended December 31, 2013 and the nine months ended September 30, 2013 would have been 7.6x and 7.5x, respectively.

Risk Factors

              You should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

              If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your original investment.

 Risks Relating to the Notes

The notes are unsecured.

              The notes are unsecured. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

The notes are structurally subordinated to all liabilities of our subsidiaries.

              None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary's creditors, including trade creditors.

We are a holding company and require cash from our Affiliates to make payments on the notes.

              The notes are solely our obligation, and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the notes. We are a holding company for many direct and indirect subsidiaries and Affiliates. Our Affiliates will have no obligation to make payments in respect of the notes. Accordingly, we depend on dividends and other distributions from our Affiliates to generate the funds necessary to meet our obligations under the indenture governing the notes, including interest payments. As described above, as an equity holder of our Affiliates, our ability to participate in any distribution of assets of any Affiliate is structurally subordinate to the claims of the creditors of that Affiliate. The indenture governing the notes does not restrict the amount of debt that our subsidiaries or Affiliates may incur. If our ability to obtain cash from our Affiliates is restricted, we may be unable to fund required payments in respect of the notes.

The indenture does not restrict the amount of additional debt that we may incur.

              The notes and indenture under which the notes will be issued do not place any limitation on the amount of debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

We may not be able to repurchase the notes upon a change of control repurchase event.

              Upon the occurrence of a change of control repurchase event (as defined in the indenture that governs the notes, as supplemented), subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest.

Certain of our senior notes are subject to similar provisions. The terms of our credit agreements provide that certain change of control events will constitute an event of default thereunder entitling the respective lenders to accelerate any indebtedness outstanding thereunder at that time and to terminate the agreements. Our future debt arrangements may contain similar provisions. The source of funds for a purchase of notes following a change of control repurchase event, and for any repayments of indebtedness required as a result of a change of control under our existing or future debt agreements, will be our available cash or cash generated from our Affiliates' operations or other potential sources, including borrowings, sales of assets or sales of equity or debt. We cannot assure you that sufficient funds will be available. See "Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

              The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

An active trading market may not develop for the notes.

              The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We cannot assure you of the market price for the notes.

              If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

  •
  our credit ratings;

  •
  the number of potential buyers of the notes;

  •
  the level of liquidity of the notes;

  •
  our financial performance;

  •
  the amount of total indebtedness we have outstanding;

  •
  the level, direction and volatility of market interest rates and credit spreads generally;

  •
  the market for similar securities;

  •
  the repayment and redemption features of the notes; and

  •
  the time remaining until your notes mature.

              As a result of these and other factors, you may be able to sell your notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

              While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

              Furthermore, the indenture for the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

  •
  limit our ability to incur indebtedness;

  •
  restrict our subsidiaries' ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

  •
  restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

  •
  limit our ability to sell, merge or consolidate any of our subsidiaries, except for certain limitations in the event of a sale, merger or consolidation involving substantially all of our assets.

              As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Risks Relating to the Company

              Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including "Item 1A. Risk Factors" incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report.

Use of Proceeds

              The net proceeds of this offering are estimated to be $         million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to repay a portion of currently outstanding indebtedness under our revolving credit facility. The revolving credit facility bears interest at varying marginal rates from 1.25% to 3.00% for Eurodollar rate loans and 0.25% to 2.00% for base rate loans, based on our debt rating. The revolving credit facility will expire in April 2018. The remaining portion of the net proceeds will be used for other general corporate purposes.

Capitalization

              The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014, on an actual basis and as adjusted basis to give effect to the issuance of the notes and the application of the net proceeds as described under "Use of Proceeds" in this prospectus supplement. This table does not reflect other transactions subsequent to September 30, 2014.

	As of September 30, 2014
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$560.2	$

Long-term debt
Senior bank debt(1)	250.0
Senior notes due 2042	200.0
Senior notes due 2024(2)	396.7
Senior notes due 2022	140.0
Junior convertible trust preferred securities(3)	302.6
Notes offered hereby	—

Total long-term debt	1,289.3

Total stockholders' equity	2,595.6

Total capitalization	$3,884.9	$

(1)
Consists of amounts outstanding under our senior unsecured term loan at September 30, 2014 (with no borrowings under our revolving credit facility as of such date). As of December 31, 2014, there was $605.0 million outstanding under our revolving credit facility.

(2)
Reflects original discount of 0.869% ($3.5 million) and subsequent accretion of $0.2 million on $400.0 million principal amount.

(3)
We have bifurcated our convertible debt securities into their debt and equity components. The principal amount at maturity of the junior convertible trust preferred securities was $430.8 million at September 30, 2014.

Description of Notes

              We will issue the notes under a base indenture dated as of February 11, 2014 and a supplemental indenture to be entered into upon the closing of this offering (collectively, the "indenture"), each between Affiliated Managers Group, Inc., as issuer, and U.S. Bank National Association, as trustee, which we refer to as the "trustee." The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to certain provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the "Trust Indenture Act."

              You may request a copy of the indenture from us. See "Where You Can Find More Information" in the accompanying prospectus.

              The following description is a summary of the material provisions of the notes and the indenture and may not contain all the information that is important to you. We urge you to read the indenture and the form of certificate evidencing the notes because they, and not this description, define your rights as a holder of the notes. If the description of the notes in this prospectus supplement differs from the description of debt securities in the base prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the base prospectus.

              For purposes of this "Description of Notes," references to the "Company," "we," "our" and "us" refer only to Affiliated Managers Group, Inc., and not to its Affiliates or subsidiaries.

General

              We will initially issue $       million aggregate principal amount of our          % senior notes due 2025, or the "notes." The notes will mature on            , 2025, subject to earlier redemption.

              The notes:

  •
  will be our general unsecured senior obligations;

  •
  will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be represented by one or more registered notes in global form, but in limited circumstances may be represented by notes in certificated form as described below under "—Book-Entry, Settlement and Clearance";

  •
  will not have the benefit of a sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay the notes;

  •
  will rank equally in right of payment to any of our existing or future unsecured senior debt; and

  •
  will effectively rank junior to any of our secured debt to the extent of the value of the assets securing such debt, and will be structurally subordinated to all liabilities of our subsidiaries.

              The notes will be issued as a new series of senior debt securities under the indenture referred to above. The indenture does not limit the amount of other debt that we or our subsidiaries may incur. We may, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture. We may also, from time to time, without the consent of the holders of the notes, issue additional notes which will be part of the same series as the notes offered hereby and which will have the same interest rate and other terms (except, generally, for the issue date, issue price and, in some cases, the first interest payment date and as may otherwise be provided in a board resolution or supplemental indenture) as described in this prospectus supplement, provided, however, that we will use a separate CUSIP for any such additional notes that (a) are not part of the same "issue" as the original notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the date of the issue of such additional notes.

              We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

              The registered holder of a note will be treated as the owner of it for all purposes, and all references herein to "holders" refer to the registered holders.

              The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any exchange.

Payments on the Notes; Paying Agent and Registrar

              Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company ("DTC") or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture.

              Any certificated notes may be presented for payment at the office or agency designated by us (which will be in the Borough of Manhattan, the City of New York). Initially, the corporate trust office of the trustee in the Borough of Manhattan, the City of New York will serve as such office, as our paying agent and registrar.

              We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Ranking

              The notes will be our general unsecured obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future unsecured senior debt. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness, if any, will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

              Our total indebtedness as of September 30, 2014 was $1,289.3 million. We issued $200 million of senior notes due 2042 on August 8, 2012, $140 million of senior notes due 2022 on October 11, 2012 and $400 million of senior notes due 2024 on February 11, 2014. The notes will also be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. As of September 30, 2014, our subsidiaries had $0.4 million of indebtedness and other liabilities (excluding intercompany liabilities).

Interest

              The notes will bear interest at a rate of        % per year. Interest on the notes will accrue from                , 2015 and will be payable on                            and                             of each year, beginning                            , 2015. Interest will be paid to the person in whose name a note is registered at the close of business on                        and                         , as the case may be (whether or not a business day), immediately preceding the relevant interest payment date.

              Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date falls on a date that is not a business day, such payment of interest (or principal in the case of the final maturity date for the notes) will be postponed until the next succeeding business day, and no interest or other amount will be paid as a result of any such postponement. A "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed.

Offer to Repurchase Upon a Change of Control Repurchase Event

              If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our right to redeem the notes in full, we will make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event, we will deliver or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we may deliver a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

              On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

    (1)
    accept for payment all notes or portions of notes properly tendered pursuant to our offer;

    (2)
    deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

    (3)
    deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer's certificate stating the aggregate principal amount of notes being purchased by us.

              The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and upon receipt of a company order from us, the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

              We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

              For purposes of the notes:

              "Below Investment Grade Rating Event" means the notes are downgraded below Investment Grade by both Rating Agencies (or, if only one Rating Agency is rating the notes at such time, such Rating Agency) on any date during the period beginning on the date of the public notice of an arrangement that is expected to result in a Change of Control and ending on the 60th day following public notice of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

              "Change of Control" means the occurrence of any of the following:

    (1)
    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), other than us or one or more of our subsidiaries;

    (2)
    the adoption of a plan relating to our liquidation or dissolution; or

    (3)
    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of 50% or more of our Voting Stock, measured by voting power rather than number of shares.

              Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a subsidiary of such holding company and (2) the holders of a majority of the Voting Stock of such holding company immediately following such transaction are the same as the holders of a majority of our Voting Stock immediately prior to such transaction.

              "Change of Control Repurchase Event" means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

              "Investment Grade" means a rating of BBB- (or the equivalent rating category) or better by a Rating Agency (or the equivalent under any successor rating categories of such Rating Agency) (or, in each case, if such Rating Agency ceases to rate the notes, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

              "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

              "Rating Agency" means:

    (1)
    each of Moody's and S&P; and

    (2)
    if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, any "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us

        (at our option) as a replacement agency for Moody's or S&P, or both, as the case may be (it being understood that we shall not be required to select such a replacement agency for so long as at least one Rating Agency listed in clause (1) above is rating the notes).

              "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

              "Voting Stock" as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person entitled to vote in the election of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Optional Redemption of Notes

              At any time prior to the maturity date of the notes, we may redeem the notes in whole or in part, at our option, at a make-whole redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

              Notice of any redemption will be delivered, at least 30 days but not more than 60 days before the redemption date, to each holder of notes.

              If the redemption is subject to satisfaction of one or more conditions precedent, the redemption notice will describe the conditions and, if applicable, state that the date of redemption may be delayed until the conditions are satisfied or that, if the conditions are not satisfied, such redemption may not occur and the redemption notice may be rescinded.

              Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by lot or any other such method as the trustee deems fair and appropriate subject to the procedures of the depositary.

              "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

              "Comparable Treasury Price" means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date obtained by us after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

              "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

              "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, or their respective affiliates that are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

              "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Consolidation, Merger and Sale of Assets

              The indenture will provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person (in a transaction in which we are not the surviving entity) unless (1) the resulting, surviving or transferee person (in a transaction in which we are not the surviving entity) is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (2) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (in a transaction in which we are not the surviving entity) shall succeed to, and may exercise every right and power of, the Company under the indenture.

              This covenant will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets, between or among us and our subsidiaries.

Events of Default

              The following are events of default under the indenture:

    (1)
    default in any payment of interest on any note when due and payable, and the default continues for a period of 30 days;

    (2)
    default in the payment of principal of any note when due and payable at its stated maturity, upon call for redemption, upon declaration of acceleration or otherwise;

    (3)
    our failure for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture; or

    (4)
    certain events of bankruptcy, insolvency, or similar reorganization relating to us (these events being referred to as the "bankruptcy provisions").

              If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and, subject to the terms of the indenture, the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions with respect to us, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

              The holders of a majority in principal amount of the notes may waive all past defaults (except with respect to (x) nonpayment of principal or a default arising from our failure to redeem any notes when required, as the case may be, or (y) any default in respect of a provision of the indenture that cannot be amended without the consent of each holder of the notes) and in addition, may rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction for payment of the money due, (2) we have deposited with the trustee a sum sufficient to pay all amounts then due and payable with respect to the notes (other than principal (and premium, if any) that has become due by reason of such acceleration) or to the trustee and (3) all existing events of default, other than the nonpayment of the principal of the notes that has become due solely by such declaration of acceleration, have been cured or waived.

              Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

    (1)
    such holder has previously given the trustee notice that an event of default is continuing;

    (2)
    holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    (3)
    such holders have offered the trustee security or indemnity satisfactory to the trustee in its sole discretion against any loss, liability or expense;

    (4)
    the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

    (5)
    the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

              Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification or security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

              The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signer thereof knows of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 business days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Defeasance and Covenant Defeasance

              We may elect either (i) to defease and be discharged from any and all obligations with respect to the notes (except as otherwise provided in the indenture) ("defeasance") or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture ("covenant defeasance"), upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium (if any) on and interest on, the notes to maturity or redemption, as the case may be. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to the notes notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not be accelerated because of an event of default.

              If we exercise our covenant defeasance option, payment of the notes may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

              The indenture will at our request cease to be of further effect with respect to the notes (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture), when:

    (1)
    either:

    (A)
    all notes theretofore authenticated and delivered have been delivered to the trustee for cancellation (except destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust); or

    (B)
    all notes not theretofore delivered to the trustee for cancellation

      (i)
      have become due and payable, or

      (ii)
      will become due and payable at their stated maturity within one year, or

      (iii)
      are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption,

          and we, in the case of clauses (i), (ii) or (iii) above, have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of establishing an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity or redemption date, as the case may be; and

    (2)
    we have paid or have caused to be paid all other sums payable under the indenture by us; and

    (3)
    we have delivered to the trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Amendment

              Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

    (1)
    reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

    (2)
    reduce the rate of or change the stated time for payment of interest on any note;

    (3)
    reduce the principal of or change the stated maturity of any note;

    (4)
    reduce the redemption price of any note or adversely affect a right of repayment with respect to any note that is at such holder's option;

    (5)
    make any note payable in a currency, or at a place, other than that stated in the note;

    (6)
    change the ranking of the notes in a manner that is adverse to the holders of the notes;

    (7)
    impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder's notes on or after their maturity date or, in the case of redemption, on or after their redemption date; or

    (8)
    make any change in the amendment provisions which require each holder's consent or in the waiver provisions of the indenture.

              Notwithstanding the provisions described above, without the consent of any holder, we and the trustee may amend the indenture to:

    (1)
    cure any ambiguity, omission, defect or inconsistency in the indenture or conform the terms of the indenture or the notes to the description thereof in this prospectus supplement;

    (2)
    provide for the assumption by a successor person of our obligations under the indenture as described above under the heading "—Consolidation, Merger and Sale of Assets";

    (3)
    add guarantees with respect to the notes;

    (4)
    secure the notes;

    (5)
    add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

    (6)
    add to the events of default with respect to the notes;

    (7)
    facilitate the issuance of new notes;

    (8)
    make any change that does not adversely affect the rights of any holder;

    (9)
    provide for a successor trustee; or

    (10)
    comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

              The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

SEC Reporting

              We must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than 15 days after those reports are filed with the SEC. Documents filed by us with the SEC on the EDGAR system will be deemed provided to the trustee as of the date they are filed on EDGAR.

Trustee

              U.S. Bank National Association is the trustee, security registrar and paying agent.

Governing Law

              The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof.

Book-Entry, Settlement and Clearance

The Global Notes

              The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

              Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of DTC participants designated by the underwriters; and

  •
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

              Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

              All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

    DTC has advised us that it is

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

              DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

              So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

              As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of DTC participant through which the investor owns its interest). The trustee shall have no liability or responsibility for the action or inaction of DTC.

              Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

              Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

              Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Certificated Notes

              Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act;

  •
  we deliver to the trustee a company order that the global notes be exchanged for certificated notes; or

  •
  an event of default in respect of the notes has occurred and is continuing.

Certain Material United States Federal Income Tax Consequences

              The following discussion summarizes certain material United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

  •
  is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations issued thereunder, judicial decisions, administrative pronouncements, and other applicable authorities, all of which are subject to different interpretation and to change. Any such change may be applied retroactively and may result in United States federal income tax consequences different from those discussed in this prospectus supplement;

  •
  addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, generally, for investment purposes);

  •
  does not discuss all of the tax considerations that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax and the Medicare tax on net investment income);

  •
  does not discuss all of the tax considerations that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as banks, insurance companies, financial institutions, grantor trusts, tax-exempt organizations, retirement plans, individual retirement accounts or other tax-deferred accounts, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. Holders (as defined below) the functional currency of which for United States federal income tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings, or Non-U.S. Holders (except as described below));

  •
  does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) and does not discuss any aspect of state, local or non-United States tax laws; and

  •
  does not discuss the tax considerations to a person holding notes through an entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes, except to the limited extent specifically indicated below.

              No ruling from the Internal Revenue Service ("IRS") has been or is expected to be sought on any of the issues discussed herein, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations discussed.

              If an entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership (or other entity classified as a partnership for United States federal income tax purposes) or a partner in such an entity holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

              You should consult your own tax advisor with regard to the application of the tax consequences discussed below to your particular situation and the application of any other United States federal as well as state, local or non-United States tax laws, including gift and estate tax laws, and tax treaties.

              For purposes of this summary, "U.S. Holder" means a beneficial owner of a note or notes that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

  •
  a person who would otherwise be subject to United States federal income taxation on its worldwide income.

              For purposes of this summary, a "Non-U.S. Holder" means a beneficial owner of a note or notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and who is not a U.S. Holder.

              Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including "controlled foreign corporations" and "passive foreign investment companies," or under tax treaties to which the United States is a party. All Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

              In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under "Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event") or pay amounts in excess of stated principal upon a redemption of the notes (as described above under "Description of Notes—Optional Redemption of Notes"). This obligation may implicate the provisions of U.S. Treasury regulations relating to "contingent payment debt instruments." We intend to take the position that the contingency that such payment will be made is "remote" or "incidental" (within the meaning of applicable U.S. Treasury regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. Our position is not binding on the IRS. The IRS may take a contrary position, which if sustained could require holders subject to U.S. federal income taxation to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary interest income rather than capital gain. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments, and although not entirely clear, under such position any change of control or other redemption premium likely will be taxable to a U.S. Holder as capital gain as described below under "Taxation of U.S. Holders—Treatment of taxable dispositions of notes."

              Furthermore, it is expected (and this discussion assumes) that the notes will not be issued with original issue discount ("OID") for U.S. federal income tax purposes.

Taxation of U.S. Holders

Treatment of interest

              Stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income as the interest is received or accrues in accordance with the U.S. Holder's method of tax accounting for United States federal income tax purposes.

Treatment of taxable dispositions of notes

              Upon the sale, exchange, redemption, retirement or other taxable disposition (each, a "disposition") of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of property received on such disposition (excluding amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as described below) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year and otherwise generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to significant limitations.

Information reporting and backup withholding

              Information reporting requirements generally will apply with respect to payments of principal and interest and proceeds from a disposition of the notes, unless you are an exempt recipient (such as a corporation).

              In addition, a U.S. Holder (other than an exempt recipient) may be subject to backup withholding if the U.S. Holder does not provide its taxpayer identification number in the manner required, fails to certify that it is not subject to backup withholding, fails to properly report in full its dividend and interest income, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. Holder's United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Taxation of Non-U.S. Holders

Treatment of interest

              Subject to the discussion below a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on a note if the interest income qualifies for the "portfolio interest exception." Interest income on a note will qualify for the "portfolio interest exception" if each of the following requirements is satisfied:

  •
  the interest income is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

  •
  the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote (within the meaning of the Code);

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is actually or constructively related to us through stock ownership (as provided in the Code); and

  •
  the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

              The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than to the partnership or other pass-through entity. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement and alternative methods for satisfying the certification requirement.

              If the requirements of the "portfolio interest exception" are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, if a Non-U.S. Holder qualifies for the benefits of an applicable income tax treaty, such treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute or successor form) establishing the benefit of the applicable tax treaty.

              Alternatively, an exemption to the 30% United States withholding tax applies if the interest is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or a suitable substitute or successor form). In this case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of taxable dispositions of notes

              Subject to the discussion below, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized upon the taxable disposition of a note (other than any portion allocable to any accrued but unpaid interest, which will be treated as interest income subject to the rule described above) unless:

  •
  the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

              If the first exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder's capital gains allocable to United States sources (including gains from the taxable disposition of the note) exceed capital losses allocable to United States sources during the taxable year of the disposition. If the second exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

FATCA

              Pursuant to Sections 1471 through 1474 of the Code, Treasury Regulations thereunder, and administrative guidance related thereto ("FATCA"), issuers of certain debt instruments and their agents will be required to withhold 30% of any interest paid with respect to such instruments, and, on or after January 1, 2017, 30% of the gross proceeds from the sale or other disposition (including redemption, in the case of the notes) of those instruments, in each case paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such institution enters into an agreement with the United States government to collect and report to the United States government, on an annual basis, information with respect to its U.S. accountholders and meets certain other specified requirements (qualifies for an exemption to the requirement to enter into such an agreement, or, in certain circumstances, complies with similar reporting requirements of the non-U.S. government in the jurisdiction in which it is organized or located under an intergovernmental agreement between such non-U.S. government and the United States government), or (ii) a non-financial foreign entity unless such entity certifies that it does not have any "substantial United States owners" or meets certain other specified requirements. FATCA generally will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law.

              Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA to their particular situation of the acquisition, ownership and disposition of the notes.

Information reporting, backup withholding

              United States rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

  •
  interest payments received by a Non-U.S. Holder will generally be exempt from backup withholding rules if such Non-U.S. Holder qualifies for the "portfolio interest exception" and the Non-U.S. Holder satisfies the certification requirements described under "—Taxation of Non-U.S. Holders—Treatment of interest" above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. Information reporting (on Form 1042-S) generally applies to payments of interest and the amount, if any, withheld with respect to such payments. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides; and

  •
  sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under "—Taxation of Non-U.S. Holders—Treatment of interest" above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the non-United States office of a broker that has certain connections to the United States.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder's United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

              THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND IS DEPENDENT UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL INCOME, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

Certain ERISA Considerations

              A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA", and each such plan, a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

              Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) ("Non-ERISA Arrangements") are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws ("Similar Laws"). The acquisition, holding or disposition of the notes by a Plan or any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") with respect to which the issuer, the underwriters or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code unless the notes are acquired, held or disposed of (as the case may be) pursuant to an applicable exemption. Depending in part on the type of plan fiduciary making the decision to acquire notes on behalf of a plan and the circumstances under which such decision is made, Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the "Service Provider Exemption") or Prohibited Transaction Class Exemption ("PTCE") 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a "qualified professional asset manager"), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 95-60 (relating to investments by insurance company general accounts) and PTCE 96-23 (relating to transactions directed by in-house professional asset managers) (collectively, the "Class Exemptions") could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

              Because of the foregoing, the notes should not be acquired or held by any person investing "plan assets" of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

              Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its acquisition, holding or disposition of the notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring or holding the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition, holding and disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

              Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or

Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the Class Exemptions listed above, the Service Provider Exemption or the potential consequences of any acquisition or holding under Similar Laws, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their acquisition, holding and disposition of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.

              The transfer of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by the issuer, underwriters or any of their respective affiliates or representatives that an investment in the notes meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Underwriting (Conflicts of Interest)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total	$

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of        % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount on the notes to other dealers not in excess of        % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

              Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of the offering through the repayment of outstanding amounts under such revolving credit facility. Such underwriter is deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121, and this offering will therefore be conducted in accordance with FINRA Rule 5121. As required by FINRA Rule 5121, no underwriter with a "conflict of interest" will confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us or our Affiliates. Certain of the underwriters and their respective affiliates, including the representatives or their respective affiliates, are lenders under our revolving credit facility.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our Affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of notes may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the

United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

              The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

              The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

              This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

              Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Validity of Notes

              The validity of the notes offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters related to the offering of the notes will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

AFFILIATED MANAGERS GROUP, INC.

Debt Securities
Common Stock
Common Stock Warrants
Preferred Stock
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Junior Subordinated Debentures

AMG CAPITAL TRUST III

Trust Preferred Securities
(Guaranteed to the extent set forth herein by Affiliated Managers Group, Inc.)

        The registration statement that contains this prospectus is being filed due to the expiration of the previous registration statement filed by Affiliated Managers Group, Inc. ("AMG") on August 6, 2010.

        AMG, or AMG Capital Trust III in the case of the trust preferred securities, may offer and sell, or facilitate the resale of, securities from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before making your investment decision.

        The common stock of AMG is listed on the New York Stock Exchange under the symbol "AMG."

        This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement for those securities.

        Investing in these securities involves certain risks. See "Item 1A—Risk Factors" in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q and the "Risk Factors" section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities.

        The address of AMG's principal executive offices is 600 Hale Street, P.O. Box 1000, Prides Crossing, Massachusetts 01965 and the telephone number at the principal executive offices is (617) 747-3300. The address of AMG Capital Trust III's principal executive offices is 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801 and the telephone number at the principal executive offices is (302) 888-7580.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2013

 ABOUT THIS PROSPECTUS

        Each time we offer securities using this prospectus, we will provide the specific terms and offering prices in a supplement to this prospectus. The prospectus supplements also may add, update or change the information contained or incorporated by reference in this prospectus and also will describe the specific manner in which we will offer these securities.

        The applicable prospectus supplement may also contain important information about United States federal income tax consequences and, in certain circumstances, consequences under other countries' tax laws to which you may become subject if you acquire the securities being offered by that prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        We are responsible for the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference herein is accurate only as of the date on the front of this prospectus or the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "AMG," "we," "us," the "Company" and "our" refer to Affiliated Managers Group, Inc. and not our Affiliates (as defined later in this prospectus) or other subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        The SEC's rules allow us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended or the "Exchange Act" (other than, in each case, any document or portion of that document that is deemed not to be filed) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

  •
  Current Reports on Form 8-K filed on January 29, 2013, April 30, 2013, April 30, 2013, June 14, 2013, July 16, 2013 and July 30, 2013;

  •
  Definitive Proxy Statement on Schedule 14A, filed on April 30, 2013 and any amendments thereto (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012); and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 7, 1997, and any amendment or report filed for the purpose of updating such description.

        You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

  Jay C. Horgen—Chief Financial Officer and Treasurer
  Affiliated Managers Group, Inc.
  600 Hale Street
  P.O. Box 1000
  Prides Crossing, MA 01965
  (617) 747-3300

        This prospectus constitutes a part of a registration statement on Form S-3 including all amendments and exhibits, referred to herein as the "Registration Statement", that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information contained in the Registration Statement. We refer you to the Registration Statement and related exhibits for further information regarding us and our securities. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC's website at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

AFFILIATED MANAGERS GROUP, INC.

        We are a global asset management company with equity investments in a diverse group of boutique investment management firms (our "Affiliates"). Our innovative partnership approach allows each Affiliate's management team to own significant equity in their firm while maintaining operational autonomy. Our strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, we provide assistance to our Affiliates in distribution, marketing, product development, operations and strategic matters. As of June 30, 2013, we manage $469.5 billion in assets through our Affiliates across a broad range of asset classes and investment styles in three principal distribution channels: Institutional, Mutual Fund and High Net Worth.

USE OF PROCEEDS

        The use of proceeds from the disposition of the securities covered by this prospectus will be as set forth in the applicable prospectus supplement.

AMG CAPITAL TRUST III

        AMG Capital Trust III, referred to herein as the "trust," is a statutory trust created under Delaware law pursuant to a declaration of trust executed by AMG, as Sponsor of the trust, John Kingston, III, as Initial Administrator of the trust, and Wilmington Savings Fund Society, FSB (successor by merger to Christiana Bank & Trust Company), the Delaware Trustee of the trust, and a certificate of trust filed with the Delaware Secretary of State. A copy of the declaration of trust, amended and restated in its entirety, as applicable (as so amended and restated, a "trust agreement"), will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part prior to the issuance of securities by the trust. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

        The trust may offer to the public, from time to time, preferred securities (the "trust preferred securities") representing preferred beneficial interests in the trust. In addition to the trust preferred securities offered to the public, the trust will sell to AMG common securities representing ownership interests in the trust. All of the common securities of the trust will be owned by AMG.

        The prospectus supplement relating to any trust preferred securities will describe the terms of such securities and of any securities issued to, or agreements entered into with, the trust.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratios	7.3x	5.5x	5.2x	5.5x	4.7x	4.1x	4.6x

        For the purpose of computing the ratios of earnings to fixed charges, earnings consists of pre-tax income from continuing operations (before adjustment for non-controlling interests in consolidated subsidiaries) plus fixed charges and as adjusted for distributed income of equity method investees. Fixed charges consists of our reported interest expense (including imputed interest expense but excluding contingent payment obligation adjustments) plus the portion of rental expense deemed to represent interest expense. For the purposes of these calculations, pre-tax income from continuing operations for the years ended December 31, 2011 and December 31, 2012 and the six months ended June 30, 2012 and June 30, 2013 exclude the effects of reductions in the carrying value of an indefinite-lived intangible asset and contingent payment obligation adjustments. Had these amounts not been excluded, the ratios of earnings to fixed charges for the years ended December 31, 2011 and December 31, 2012 and for the six months ended June 30, 2012 and June 30, 2013 would have been 5.4x, 4.9x, 4.7x and 7.1x, respectively.

        For the six months ended June 30, 2013 and 2012, and for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008, there were no outstanding shares of preferred stock of the Company. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges for those periods.

DESCRIPTION OF THE DEBT SECURITIES

        We will issue debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those described in the applicable prospectus supplement and those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. We have included a copy of the form of indenture as an exhibit to this registration statement. The indenture will be subject to and governed by the terms of the Trust Indenture Act.

DESCRIPTION OF COMMON STOCK

        The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. Therefore, you should read our charter and by-laws for additional information related to our common stock.

General

        Under our charter, we currently have authority to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and up to 3,000,000 shares of Class B non-voting common stock, par value $0.01 per share. Under Delaware law, stockholders generally are not responsible for our debts or obligations. As of June 30, 2013, we had 52,852,201 shares of common stock outstanding and an additional 1,092,164 shares of common stock were held in the Company's treasury, and there were no shares of Class B non-voting common stock issued and outstanding. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol "AMG."

Dividends

        Subject to preferential rights of any other class or series of stock, holders of common stock and Class B non-voting common stock may receive dividends out of assets that we can legally use to pay dividends, when, as and if they are declared by our board of directors, with each share of common stock and each share of Class B non-voting common stock sharing equally in such dividends with each share of Class B non-voting common stock being equal to the number of shares of common stock into which it would then be convertible. If dividends are declared that are payable in shares of common stock or shares of Class B non-voting common stock, such dividends will be declared payable at the same rate in both classes of stock and the dividends payable in shares of common stock will be payable to the holders of shares of common stock, and the dividends payable in shares of Class B non-voting common stock will be payable to the holders of shares of Class B non-voting common stock.

Voting Rights

        Holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise required by Delaware law or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election.

Liquidation/Dissolution Rights

        Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock and Class B non-voting common stock share in the same proportion as our other stockholders in the assets that we may legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities with each share of Class B non-voting common stock being equal to the number of shares of common stock into which it would then be convertible.

Other Rights

        Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities, other than the limited conversion rights afforded to the holders of our Class B non-voting common stock that are described below.

        Under Delaware law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding a majority of the shares entitled to vote on the matter, unless a different percentage is set forth in the corporation's charter, which percentage will not in any event be less than a majority of all of the shares entitled to vote on such matter. Our charter provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the charter, then in addition to any other vote of the holders of voting stock that is required by the charter or by law, the affirmative vote of the holders of a majority of our outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class, is required. However, with respect to the amendment or repeal of any of the provisions of our charter relating to stockholder action without an annual or special meeting, the election, term or removal of directors, vacancies on the board of directors, and the limitation of liability of directors and officers, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, will be required.

Rights of Class B Non-Voting Common Stock

        The holders of our Class B non-voting common stock generally have the same rights and privileges as holders of our common stock, except that holders of Class B non-voting common stock do not have any voting rights other than those which may be provided under our charter or applicable law. Each share of Class B non-voting common stock is convertible, at the option of the holder, into one share of common stock if such share of Class B non-voting common stock is to be distributed, disposed of or sold by the holder in connection with any sale; provided, that such conversion is not inconsistent with any regulation, rule or other requirement of any governmental authority applicable to the holder.

        To the extent the holders of Class B non-voting common stock are entitled to vote under our charter or applicable law, such holders shall vote together as a single class with the holders of common stock, except as required by law.

Transfer Agent

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF COMMON STOCK WARRANTS

        The following briefly summarizes the material terms and provisions of common stock warrants. You should read the particular terms of common stock warrants that are offered by AMG, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the common stock warrants being offered. The prospectus supplement may add, update or change the terms and conditions of the common stock warrants as described in this prospectus.

        AMG may offer common stock warrants pursuant to which a holder will be entitled to purchase common stock. Common stock warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Common stock warrants will be issued under common stock warrant agreements to be entered into between AMG and a bank or trust company, as common stock warrant agent. Except as otherwise stated in a prospectus supplement, the common stock warrant agent will act solely as the agent of AMG under the applicable common stock warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of common stock warrants. A copy of the form of common stock warrant agreement, including the form of common stock warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the common stock warrant agreement and the common stock warrant certificate for provisions that may be important to you.

General

        The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the common stock warrants;

  •
  the offering price of the common stock warrants;

  •
  the aggregate number of common stock warrants and the aggregate number of shares of common stock that may be purchased upon exercise of the common stock warrants;

  •
  the currency or currency units in which the offering price and the exercise price are payable;

  •
  the designation and terms of the common stock, if any, with which the common stock warrants are issued, and the number of common stock warrants issued with each share of common stock;

  •
  the date, if any, on and after which the common stock warrants and the related common stock will be separately transferable;

  •
  the minimum or maximum number of common stock warrants that may be exercised at any one time;

  •
  the date on which the right to exercise common stock warrants will commence and the date on which the right will expire;

  •
  a discussion of United States federal income tax or other considerations applicable to the common stock warrants;

  •
  anti-dilution provisions of the common stock warrants, if any;

  •
  redemption or call provisions, if any, applicable to the common stock warrants; and

  •
  any additional terms of the common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock warrants.

No Rights as Stockholders

        Unless otherwise specified in a prospectus supplement, holders of common stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock warrants.

Merger, Consolidation, Sale or Other Disposition

        If at any time there is a merger or consolidation involving AMG in which AMG is not the surviving entity, or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of AMG, then the assuming corporation will succeed to the obligations of AMG under the common stock warrant agreement and the related common stock warrants. AMG will then be relieved of any further obligation under the common stock warrant agreement and common stock warrants.

DESCRIPTION OF PREFERRED STOCK

        Under AMG's charter, the board of directors of AMG is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to establish from time to time a series of preferred stock with terms as it may specify in a certificate of designations which will be filed as an exhibit to a document incorporated by reference in the registration statement. A description of the terms of preferred stock so created will be contained in a prospectus supplement related to any offering of such securities.

 DESCRIPTION OF DEPOSITARY SHARES

        AMG may, at its option, elect to offer fractional shares of preferred stock, rather than whole shares of preferred stock. In such event, AMG will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between AMG and a bank or trust company selected by AMG having its principal office in the United States, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

        The form of deposit agreement, including the form of depositary receipt, will be established at the time of the offering of any depositary shares and will be described in the applicable prospectus supplement related to any offering of such securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        AMG may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to AMG, and AMG to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

  •
  debt securities,

  •
  trust preferred securities issued by trusts, all of whose common securities are owned by AMG or by one of its subsidiaries,

  •
  junior subordinated debt securities, or

  •
  debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders' obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require AMG to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES, TRUST
PREFERRED SECURITIES AND GUARANTEES

        A description of the terms of junior subordinated debentures, trust preferred securities and related guarantees which may be issued from time to time pursuant to this registration statement will be contained in a prospectus supplement related to any offering of such securities.

 PLAN OF DISTRIBUTION

General

        The securities may be sold:

  •
  to or through underwriting syndicates represented by managing underwriters;

  •
  to or through one or more underwriters without a syndicate;

  •
  through dealers or agents; or

  •
  to investors directly in negotiated sales or in competitively bid transactions.

        The prospectus supplement for each series of securities we sell will describe, to the extent required, information with respect to that offering, including:

  •
  the name or names of any underwriters and the respective amounts underwritten;

  •
  the purchase price and the proceeds to us from that sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any securities exchanges on which the securities may be listed; and

  •
  any material relationships with the underwriters.

Underwriters

        If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions and the underwriters will be obligated to purchase all of these securities if any are purchased.

        The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

        We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

        We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

        We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

        Any securities, other than our common stock, may be new issues of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

Secondary Sales

        Shares of our common stock may be sold from time to time by selling stockholders, through public or private transactions at prevailing market prices or at privately negotiated prices, as described in the applicable prospectus supplement.

VALIDITY OF SECURITIES

        Unless the applicable prospectus supplement indicates otherwise, certain matters relating to the validity of the securities will be passed upon on behalf of AMG by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Affiliated Managers Group, Inc.

$

        % Senior Notes due 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Deutsche Bank Securities	MUFG	RBC Capital Markets	Wells Fargo Securities

February     , 2015